Exhibit 10.6

EXECUTION COPY

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”), dated as of October 6, 2003 is entered into between HPSC, INC., a corporation duly organized and existing under the laws of Delaware, with its principal office at 60 State Street, Boston, Massachusetts  02109 (“Seller”) and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Purchaser”), having an office at 20225 Watertower Blvd., Suite 300, Brookfield, Wisconsin  53045.

W I T N E S S E T H:

WHEREAS, Seller is, among other things, in the business of leasing and financing the acquisition of various types of equipment and financing leasehold improvements and working capital for practices of professionals, and in connection therewith, has originated certain equipment leases, loans and financing transactions; and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in such financing transactions (other than Seller’s right, title and interest in the Equipment) and to grant to Purchaser a first priority perfected security interest in the Equipment to secure all obligations of the Account Party under the Account Documents and all obligations of Seller under the Operative Documents;

WHEREAS, contemporaneously with this Agreement, Purchaser and Seller are entering into that certain Services Agreement, of even date herewith, pursuant to which, among other things, Seller will perform certain lease portfolio management, administration and documentation services, as agent for Purchaser (the “Services Agreement”) with respect to the Accounts; and

WHEREAS, this Agreement is intended to state each party’s agreement with respect to such sale and purchase.

NOW, THEREFORE, in consideration of these premises and the mutual promises and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.                                      CERTAIN DEFINITIONS

Account shall mean any financing transaction listed on Exhibit A attached hereto and made a part hereof.

Account Documents shall mean, with reference to each individual Account, the rental or lease agreements or loan or finance agreement (whichever is applicable), any and all related schedules, collateral security agreements, letters of credit, certificates of deposit, guaranties, bills of sale, assignments, cross-default and/or cross collateral agreements, maintenance agreements, licenses or license agreements, software agreements and any other agreements, documents or instruments evidencing an obligation under, providing security for, or otherwise executed and delivered by any Account Party in connection with an Account, including any document evidencing any Credit Enhancement.

Account Party shall mean any borrower, renter, lessee, buyer, guarantor or other party named in any Account Document (other than any Seller or its Affiliates) or otherwise obligated to make payments on any Account.

Affiliate shall mean with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

Assignment shall mean the Bill of Sale and Assignment substantially in the form of Exhibit B to this Agreement.

Business Day shall mean any day other than a day on which banking institutions in New York City are authorized or required by law to close.

Closing Payment Amount shall mean the Preliminary Purchase Price.

Confidential Information shall mean all trade secrets or confidential or proprietary information disclosed orally, visually or in writing by one party to this Agreement to the other party.  Confidential Information shall include, without limitation,  all information disclosed to Purchaser by Seller identifying, or with respect to, any customer of Seller.  Confidential Information does not include information that: (a) is approved for release by the written authorization of Seller; (b) Purchaser can show was already in its possession at the time of disclosure; (c) is or becomes publicly available by other than unauthorized disclosure by Purchaser; (d) is received by Purchaser from a third party who Purchaser reasonably believes is rightfully in possession of such information free of any obligation to maintain its confidentiality; or (e) is independently developed by Purchaser without access to the Confidential Information.

Contract Rights shall mean the rights of Seller under the Account Documents.

Credit Enhancement shall mean any (a) security deposit, unapplied advance or rental or lease payment, (b) investment certificate, certificate of deposit, hypothecation of investment or deposit account or like instrument, (c) letter of credit, repurchase agreement, agreement of indemnity or guarantee, or (d) recourse agreement, in each case, pledged, assigned, or transferred as security for the performance of any obligation pursuant to an Account Document.

Equipment shall mean the equipment, Software, all merchandise, leasehold improvements and other physical assets related to the Accounts.

Event of Bankruptcy shall be deemed to have occurred with respect to a Person when:

(a)                                  Such Person shall consent to the appointment of a custodian, receiver, trustee or liquidator (or other similar official) of itself, or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they come due, a court of competent jurisdiction shall determine that such Person is generally not paying its debts as they come due or such Person shall make a general assignment for the benefit of creditors;

(b)                                 Such Person shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegation of a petition filed against such Person in any such proceeding, or such Person shall, by voluntary petition, answer or consent, seek relief under the provisions of any now existing or future bankruptcy or other similar law providing for the reorganization or winding up of debtors, or providing for an agreement, composition, extension or adjustment with its creditors;

(c)                                  any assignment of rights or delegations of duties by such Person with respect to its duties or rights under this Agreement, except as specifically permitted under this Agreement, or any attempt to make such an assignment or delegation; and

(d)                                 a petition against such Person in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be stayed, withdrawn or dismissed within 30 days thereafter, or if, under the provisions or any law providing for reorganization or winding up of debtors which may apply to such Person, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Person, or any substantial part of its property, and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of 30 days.

Financial Institution shall mean any commercial bank, finance company or any other Person primarily engaged in the business of providing financial services or financial products.

Governmental Entity shall mean a federal, state, provincial, local, county, municipality or other governmental, regulatory or administrative agency, department, commission, board, bureau, or other authority or instrumentality, domestic or foreign.

Lockbox Account shall have the meaning given to such term in the Services Agreement.

Lockbox Account Documents shall have the meaning given to such term in the Services Agreement.

Loss shall mean any loss, cost, damage, liability, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys’ fees and other professional or expert fees), and damages to, loss of use of or decrease in value.

Lien shall mean any lien, security interest, claim or encumbrance.

Operative Documents shall mean this Agreement, the Assignment and the Services Agreement.

Payments shall mean all loan, lease or rental payments due or to become due on an Account after the date hereof, but excluding any payments required to be made to Seller in respect of any Retained Payment Rights.

Permitted Assignee shall mean any Person that (a) is a Financial Institution, and (b) has agreed to be bound by Section 7(o) of this Agreement.

Person shall mean any natural person, trust, corporation, limited liability company, estate, joint stock association, partnership, firm or Governmental Entity.

Preliminary Purchase Price shall have the meaning specified in Section 3(b)(i).

Purchase Date shall mean the date on which Purchaser purchases the Purchased Assets and delivers the Closing Payment Amount to Seller.

Purchase Price shall have the meaning specified in Section 3(b)(i).

Purchased Assets shall mean the Accounts, the Contract Rights and the rights to receive all Payments.

Retained Payment Rights shall mean (a) any payments required to be made to Seller in respect of any indemnity claim on account of Tax or third party obligations incurred by Seller in connection with any Equipment, Account or Account Document, (b) any payments required to be paid to Seller as compensation in lieu of insurance required to be maintained pursuant to the Account Documents, (c) for so long as Seller is Initial Servicer under the Services Agreement, any security deposits, late fees, returned check and miscellaneous fees, payments in lieu of taxes and all sales, use and property taxes and (d) provided that Purchaser has received all Payments with respect to the applicable Account, purchase option or lease renewal payments.

Services Agreement shall have the meaning specified in the preamble hereto.

Services Fee shall have the meaning specified in the Services Agreement.

Software shall mean any proprietary software, in object code, licensed to an Account Party in connection with or in relation to any Equipment.

Subsidiary shall mean, with respect to any Person, any entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by such Person, or which is controlled by such Person, pursuant to any management agreement or otherwise.

Taxes shall mean any and all federal, state, local or foreign taxes, fees, charges or assessments of any nature upon or in regard to the Purchased Assets or the Account Documents, levied or assessed at any time, including, but not limited to, any sales, use, transfer or similar taxes, transactions, intangibles, ad valorem, value-added, registration, title, license, stamp, personal property, Federal highway use, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (other than and not including income or franchise taxes), together with any interest, penalties or additions thereto.

UCC shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.

2.                                      REPRESENTATIONS AND WARRANTIES

(a)                                  Representations and Warranties of Seller.  Seller, as of the date hereof, hereby makes the following representations and warranties to Purchaser, each of which is true and correct on the Purchase Date:

(i)                                     Organization, Power and Qualification.

(A)                              Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing to do business in each jurisdiction in which the character of its properties or the nature of its activities requires such qualifications;

(B)                                Seller has full corporate power and authority to enter into the Operative Documents and to take any action and execute any documents required by the terms thereof;

(C)                                The Operative Documents and all related transactions (including, without limitation, the ability to transfer and convey the Purchased Assets and to grant a first priority perfected security interest in all of its right, title and interest in the Equipment or assign a first priority perfected security interest in the Equipment) have been duly authorized by all necessary corporate proceedings, and the Operative Documents have been duly and validly executed and delivered by Seller, and are legal, valid and binding obligations of Seller, enforceable in accordance with their terms;

(D)                               No consent, approval, authorization, order, registration or qualification of, or with, any court or regulatory authority or other Governmental Entity, the absence of which would adversely affect the legal and valid execution, delivery and performance by Seller of the Operative Documents or the documents and instruments contemplated thereby or the taking by Seller of any actions contemplated therein, is required;

(E)                                 None of Seller’s execution and delivery of the Operative Documents, Seller’s consummation of the transactions contemplated thereby or Seller’s fulfillment of or compliance with the terms and conditions of the Operative Documents conflicts with or results in a breach of or a default under any of the terms, conditions or provisions of any legal restriction by which Seller is a party or is bound (including, without limitation, any judgment, order, injunction, decree or ruling of any court or Governmental Entity, or any federal, state, local or other law, statute, rule or regulation) or any covenant or agreement or instrument to which Seller is a party, or by which Seller or any of Seller’s property is bound, and none of such execution, delivery, consummation or compliance by Seller will violate or result in a violation of the Certificate of Incorporation or By-Laws of Seller;

(F)                                 All vendors with respect to the Equipment have been paid in full and Seller has valid title to the Purchased Assets and the Equipment (or a first priority perfected security interest in the Equipment), free and clear of any Lien (other than the Lien of the Account Documents), and upon consummation of the transactions contemplated hereby, Seller will convey to Purchaser the Purchased Assets and a first priority perfected security interest in all of its right, title and interest in the Equipment or assign to Purchaser its first priority perfected security interest in the Equipment and Purchaser will be entitled to all of the benefits due and owing to Seller under the Account Documents relating to the Purchased Assets and the Equipment;

(G)                                There is no action, suit or proceeding pending, or, to the knowledge of Seller, threatened, against Seller in any court or by or before any Governmental Entity which would materially affect the ability of Seller to carry out the transactions contemplated by the Operative Documents; and

(H)                               The chief executive office of Seller is the address stated in the recitals above.

(ii)                                  Account Representations.

(A)                              Each Account and Account Document is genuine and all of the Purchased Assets and Seller’s interest in the Equipment are assignable by Seller to Purchaser without the prior written consent of, or prior notice to, any Account Party;

(B)                                Each Account was originated in connection with the sale, financing or refinancing of one or more units of Equipment for commercial or other business use, and all costs, fees and expenses of Seller incurred in connection with the closing or commencement of each such Account and any Account Document have been paid;

(C)                                Each Account was originated by Seller in the ordinary course of the business of Seller;

(D)                               The terms and conditions contained in the Account Documents reflect the entire agreement between parties thereto and there are no other oral or written agreements or representations to which Seller is a party in connection therewith;

(E)                                 Seller has not directly or indirectly, in any way, extended or otherwise restructured the terms or conditions of any Account Document, or made any extension or other accommodation to any Account Party for purposes of changing or beneficially affecting the delinquency status of any Account;

(F)                                 Purchaser has been provided with a copy of each form of lease agreement, rental agreement, finance agreement and loan agreement affecting or relating to any Purchased Assets and there has been no material deviations therefrom in any provisions that could reasonably be expected to have a material adverse effect on the enforceability of any of the Account Documents;

(G)                                All names, addresses, amounts, dates, signatures and other statements of facts contained in the Account Documents are genuine, true and correct in all material respects, to the extent that any inaccuracy or lack of correctness would reasonably be expected to have an adverse effect upon the enforceability of any Account Document;

(H)                               Exhibit A correctly reflects the total amount of Payments to be made on each Account that will be payable to Purchaser as part of the Purchased Assets after the date hereof (net of any amounts on Schedule 2(a)(ii)(Q) and net of any sales, use or similar taxes thereon);

(I)                                    No Payment on an Account having a due date after the date hereof has been prepaid;

(J)                                   Each Account Document complies in all material respects with all applicable federal, state, local and other laws, rules, regulations and requirements promulgated by any Governmental Entity with respect to the creation of such obligation, the billing or collection of discounts, fees or similar charges, the amount of interest or other charges which may be collected and the disclosure of discounts, fees, interest or other charges, including without limitation, laws pertaining to usury, truth-in-lending, installment or conditional sales and sales financing; each Account Document represents the legal, valid and binding obligation of such Account Party, enforceable under all applicable laws against such Account Party in accordance with its terms, except to the extent that enforcement of remedies may be limited by applicable bankruptcy, insolvency or similar laws; neither the billing and collection nor the enforcement of any Account Document in accordance with express contractual terms thereof will result in the violation of any laws heretofore enacted by or regulations promulgated or heretofore issued by any Governmental Entity;

(K)                               No Account is delinquent in the payment of any amount due thereunder, no Event of Bankruptcy has occurred and is continuing with respect to any Account Party, each Account is without default as to payment thereunder or under any Account Document and no Account or Account Document is subject to any legally valid defense, setoff, claim, recoupment, deduction, right of rescission or counterclaim;

(L)                                 There are no claims, suits, actions, administrative, arbitration or other proceedings or governmental investigations, including, without limitation, any counterclaims or claims by any Account Party, pending or, to the knowledge of Seller, threatened against Seller relating to the Accounts or the acquisition, collection or administration of the Accounts; Seller has not received any notice of, and there is no valid basis for, any claim or assertion of liability against Seller relating to the Accounts or the acquisition, collection or administration thereof; Seller has not been party to any proceeding, and, to the knowledge of Seller, there has not been any investigation by or before any regulatory authority in connection with the business practices of Seller with respect to the Accounts (or any accounts similar to the Accounts), or the acquisition, collection or administration thereof;

(M)                            All Equipment has been delivered to, and unconditionally and irrevocably accepted under and for purposes of the applicable Account Document, by the Account Party;

(N)                               To the best of Seller’s knowledge, all Equipment complies with any applicable federal, state, local or other law, rule or regulation and all Equipment is in good and working condition;

(O)                               Seller has valid title to the Purchased Assets and, with respect to the Equipment, has either valid title to or a perfected first priority security interest in the Equipment, free and clear of any Lien (except for equipment which is the only collateral for Accounts and which has an initial cost of equal to or less than $5,000);

(P)                                 No part of any property in which a security interest has been created to secure any obligation under the Account Documents has been released from such security interest except for releases in cases of repairs and replacements;

(Q)                               Except as set forth in Schedule 2(a)(ii)(Q), as of the Purchase Date, Seller is not holding any Credit Enhancement that constitutes a security deposit or prepaid amount relating to any obligation under the Account Documents;

(R)                                The Equipment is properly insured as required by the Account Documents, and Seller has not been informed of nor received any notice of any pending claims by or through any Account Party against the manufacturer or supplier of any of the Equipment based on express or implied warranties, product liability or otherwise; Schedule 2(a)(ii)(R) sets forth with respect to each Account all payments that are required to be paid to Seller as compensation in lieu of insurance required to be maintained pursuant to the Account Documents;

(S)                                 To Seller’s knowledge, each Account Party is in full compliance with the Account Documents;

(T)                                Each Account Document constituting a promissory note, certificated security (as defined in the UCC), bond, warrant or chattel paper (as defined in the UCC) obtained as collateral, is the original and only original of such document and is in the possession of Seller;

(U)                               All outstanding Taxes levied or assessed against each respective Account or the related Equipment have been fully paid by Seller or by the Account Party, as the case may be;

(V)                                Seller has filed UCC financing statements in respect of each Account (except for Accounts where the collateral is equipment only and the cost of such equipment is equal to or less than $5,000), naming the applicable  borrower or lessee as debtor and specifying the Equipment as collateral or subject to a lease; and Seller has filed UCC financing statements in respect of the

Purchased Assets and the Equipment granting Purchaser a perfected first priority security interest in the Purchased Assets and in all of its right, title and interest in the Equipment; and

(W)                           There are no civil, criminal or administrative actions, suits, claims, hearings, injunctive proceedings, investigations or proceedings (including, but not limited to, any counterclaims) pending or threatened against Seller or any Affiliate of Seller with respect to any Account or Account Document, and Seller has not received any notice in respect thereof.

(iii)                               Brokers.  No person acting on behalf of Seller or under the authority of Seller, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated hereby.

(b)                                 Representations and Warranties of Purchaser.

Purchaser hereby represents and warrants to Seller as of the date hereof as follows:

(i)                                     Organization, Power and Qualification.

(A)                              Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified and in good standing to do business in each jurisdiction in which the character of its properties or the nature of its activities requires such qualification;

(B)                                Purchaser has full corporate power and authority to enter into the Operative Documents and to take any action and execute any documents required by the terms thereof;

(C)                                The Operative Documents have been duly authorized by all necessary corporate proceedings, have been duly and validly executed and delivered by Purchaser, and, assuming due authorization, execution and delivery by Seller, are legal, valid and binding obligations of Purchaser, enforceable in accordance with the terms thereof;

(D)                               No consent, approval, authorization, order, registration or qualification of, or with, any court of law or regulatory authority or other governmental body having jurisdiction over Purchaser, the absence of which would adversely affect the legal and valid execution, delivery and performance by Purchaser of the Operative Documents or the purchase contemplated hereunder, is required;

(E)                                 None of the execution and delivery of the Operative Documents, the consummation of the transactions contemplated thereby or the fulfillment of or compliance with the terms and conditions thereof conflict with or result in a breach of or a default under any of the terms, conditions or provisions of any legal restriction (including, without limitation, any judgment, order, injunction, decree or ruling or any court or governmental authority, or any federal, state, local or other law, statute, rule or regulation) or any covenant or agreement or instrument to which Purchaser is a party, or by which Purchaser or any of Purchaser’s property is bound, nor does such execution, delivery, consummation or compliance violate or result in the violation of the Certificate of Incorporation or By-Laws of Purchaser;

(ii)                                  Brokers.  No person acting on behalf of the Purchaser or under the authority of Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated hereby.

(iii)                               Purchaser’s Business.

(A)                              Purchaser is entering into this Agreement in the ordinary course of its business;

(B)                                Purchaser has obtained and is in good standing under all licenses, consents and approvals of any and all Governmental Entities as necessary in order to undertake the transactions contemplated by this Agreement; and

(C)                                Purchaser is acquiring the Purchased Assets for its own account for investment and not with a view or intent to resell or distribute the Purchased Assets.  Purchaser understands that, accordingly, the Purchased Assets and the transaction contemplated hereby are not registered under the Securities Act of 1933, as amended, or state securities or “blue sky” laws, and that the Purchased Assets are being sold to it in a transaction that is exempt from securities registration requirements under such laws.  If in the future Purchaser decides to dispose of the Purchased Assets, it agrees that it will do so only in a transaction exempt from the Securities Act of 1933, as amended, and exempt under state securities or “blue sky” laws.

3.                                      CERTAIN AGREEMENTS OF THE PARTIES

(a)                                  Agreement to Purchase and Sell. In reliance upon the representations and warranties set forth above and subject to the fulfillment of all the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer and set over to Purchaser, and Purchaser hereby agrees to purchase, and without recourse to Seller, except as expressly provided herein, the Purchased Assets.  Said sale and assignment of the Purchased Assets shall be effective as of the date hereof, subject to satisfaction of the conditions specified in Section 4(a) and Section 4(b) hereof.  On the Purchase Date, Seller shall execute and deliver the Assignment in the form of Exhibit B hereto and in accordance with Section 4(a) hereof.  THIS AGREEMENT IS INTENDED TO REFLECT A SALE OF 100% OF SELLER’S RIGHT, TITLE AND INTEREST IN AND TO THE PURCHASED ASSETS AND SHALL IN NO WAY BE CONSTRUED AS AN EXTENSION OF CREDIT BY PURCHASER TO SELLER.  In order to secure the obligations of each Account Party under the Account Documents and to secure Seller’s obligations under the Operative Documents, Seller hereby grants to Purchaser a first priority perfected security interest in all of Seller’s right, title and interest in the Equipment to which it has title and hereby assigns to Purchaser all of its right, title and interest in any security interest that it has with respect to the Equipment.

(b)                                 Purchase Price.

(i)                                     The aggregate purchase price is $28,081,576 (the “Preliminary Purchase Price”), subject to adjustment pursuant to Section 3(c) herein (as so adjusted, the “Purchase Price”).  Purchaser shall pay the Closing Payment Amount by wire transfer of immediately available funds, to Seller’s account in accordance with Schedule 3(b)(i).

(ii)                                  The sale and assignment made in Section 3(a) shall not diminish, alter or affect in any way any Account Party’s obligations under any Account or the related Account Documents, which are and shall be in full force and effect.

(c)                                  Post-Closing Procedures.

(i)                                     During the period of sixty (60) days following the date hereof, Purchaser shall be entitled to perform all procedures and take any other steps that it deems appropriate to confirm that the information set forth on Exhibit A is true, complete and correct and conforms with the terms and conditions of the Account  Documents.  Within such 60-day period, Purchaser may, by delivery of a writing to Seller, propose changes to the information set forth in Exhibit A (“Proposed Changes”) and suggested adjustments to the Purchase Price using a discount rate of 8.28% per annum applied to scheduled future Payments as of the date hereof (“Proposed Adjustments”), each calculated as the increase or decrease in the Payment balance resulting from the Proposed Change, such change to be calculated in accordance with generally accepted accounting principles in the United States.

(ii)                                  If Seller shall fail to respond to any of Purchaser’s Proposed Changes or Proposed Adjustments within thirty (30) days after receipt by Seller thereof, Seller shall be deemed to have accepted such Proposed Change or Proposed Adjustment.

(iii)                               In the event of any dispute between Seller and Purchaser regarding any Proposed Change or Proposed Adjustment that cannot be resolved within thirty (30) days after receipt thereof by Seller, each of Seller and Purchaser shall have the right, upon delivery of written notice to the other party, to require that such dispute be resolved by a public accounting firm with nationally recognized auditing expertise, which shall be jointly selected by Purchaser and Seller and, if Seller and Purchaser cannot so agree, shall be selected by lot from two or more public accounting firms with nationally recognized auditing expertise, each of whom shall not have been selected by Seller or General Electric Company to audit its consolidated financial statements for the then-current fiscal year or any of the three immediately preceding fiscal years (the “Selected Accounting Firm”).  The Selected Accounting Firm shall resolve only issues upon which Purchaser and Seller have been unable to agree.  Seller and Purchaser shall use commercially reasonable efforts to enable the decision of the Selected Accounting Firm to be rendered within thirty (30) days after the appointment of the Selected Accounting Firm and the decision of the Selected Accounting Firm shall be binding on Seller and Purchaser.

(iv)                              Each of Seller and Purchaser shall pay its own fees and expenses in connection with the tasks outlined in this Section 3(c).  All fees and expenses of the Selected Accounting Firm shall be borne pro rata by Seller and Purchaser in proportion to the allocation of the disputed amount between Seller and Purchaser by the Selected Accounting Firm, such that the prevailing party pays a lesser portion, or none, of such fees and expenses.

4.                                      CONDITIONS TO PURCHASE

(a)                                  Purchaser’s Conditions Precedent to Purchase.  The obligation of Purchaser to purchase the Purchased Assets is subject to the fulfillment (or waiver by Purchaser) of each of the following conditions precedent:

(i)                                     Purchaser shall receive the Assignment executed by Seller; and

(ii)                                  Seller shall not be in default in the performance of any obligation under the Operative Documents in any material respect, and all representations and warranties of Seller contained in the Operative Documents shall be true and correct in all material respects;

(iii)                               Seller and Purchaser shall have entered into the Lock Box Documents in form and substance satisfactory to Purchaser.

(iv)                              Foothill Capital Corporation shall have delivered a Release Letter with respect to the Purchased Assets and the Equipment in form and substance satisfactory to Purchaser.

(v)                                 Seller shall cause to be delivered to Purchaser, in form and substance satisfactory to Purchaser, such opinions of counsel as Purchaser may reasonably request regarding certain issues related to the transactions contemplated herein, including, without limitation, (1) the status of Seller, (2) the perfection of a security interest in the Purchased Assets and Equipment in favor of Purchaser, (3) the enforceability of the Assignment in favor of Purchaser and (4) that the sale of the Purchased Assets to Purchaser constitutes a “true sale.”

(b)                                 Seller’s Conditions Precedent to Purchase.  The obligation of Seller to sell to Purchaser the Purchased Assets and to grant a security interest in its right, title and interest in the Equipment is subject to the fulfillment (or waiver by Seller) of each of the following conditions precedent:

(i)                                     Purchaser shall deliver to Seller the Closing Payment Amount in accordance with Section 3(b)(i) hereof; and

(ii)                                  Purchaser shall not be in default in the performance of any obligation under the Operative Documents in any material respect, and all representations and warranties of Purchaser contained in the Operative Documents shall be true and correct in all material respects.

5.                                      PROTECTION OF PURCHASER

(a)                                  Turnover of Documents to Purchaser.  If requested by Purchaser, Seller, at its own cost and expense, will promptly deliver to Purchaser originals of any or all Account Documents to the extent relating to the Purchased Assets.  Notwithstanding the foregoing, upon expiration or termination by Purchaser of the Services Agreement, Seller shall, at its own cost and expense, promptly deliver to Purchaser: (i) originals of any or all Account Documents and (ii) such other memorialized data, documents and records related to the documents referenced in clause (i) above (including without limitation true copies of any computer tapes and data in computer memories) as Purchaser may reasonably deem necessary or desirable.  In addition, in the event that Purchaser assumes servicing responsibilities for any Account pursuant to Section 2 of Exhibit A to the Services Agreement, Seller shall deliver the documents described in clauses (i) through (ii) above that relate to such Account.  After any delivery under this Section 5(a), Seller will not keep or retain any executed counterpart or other copy of any such documents referenced in clause (i) above, or related material, without clearly marking the same to indicate conspicuously that the same is not the original and that transfer thereof does not transfer any rights against any Account Party or any other Person.

(b)                                 Protection of Ownership Interest of Purchaser.

(i)                                     Seller will from time to time do and perform any and all acts and execute any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statements or continuation statements relating to the Purchased Assets and Equipment, the Accounts and/or the interests purchased pursuant hereto) for filing under the provisions of the UCC or other applicable statute of any applicable jurisdiction, the execution, amendment or supplementation of any instrument of transfer as may be reasonably requested by Purchaser in order to effect the purposes of this Agreement and the sale contemplated hereunder and to perfect and protect the interest of Purchaser in the Purchased Assets and Equipment against all Persons whomsoever.

(ii)                                  Purchaser is hereby designated Seller’s attorney-in-fact to sign and file, on behalf of Seller, financing and continuation statements and amendments thereto and any other documentation pertaining to the Purchased Assets and Equipment and any other interests purchased pursuant hereto.

(c)                                  Administration of Taxes.

(i)                                     Payment of Taxes.  After the date hereof, and so long as Seller is Initial Servicer under the Services Agreement, Seller shall collect, pay and report all sales, use and property taxes as levied by any taxing authority in any jurisdiction with respect to the Equipment.

(ii)                                  Cooperation with Respect to Tax Returns.  Purchaser and Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information and assistance as is reasonably necessary for the filing of any Tax return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes or any appraisal of the Purchased Assets.  Seller shall retain in its possession all Tax returns and tax records relating to the Payments and the Purchased Assets that might be relevant to any taxable period ending on or prior to the date hereof until the relevant statute of limitations has expired. After such time, Seller may dispose of such materials, provided that prior to such disposition Seller shall give Purchaser a reasonable opportunity to take possession of such materials.

(iii)                               Transfer Taxes.  Seller shall be liable for and shall pay (and shall indemnify and hold harmless Purchaser against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including, without limitation, UCC filing fees, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any Governmental Entity in connection with the transactions contemplated by the Operative Documents (other than taxes measured by or with respect to income imposed on Purchaser or its Affiliates).

(iv)                              Income Tax.  Notwithstanding anything set forth in the Operative Documents, Seller shall not be responsible to Purchaser, and Purchaser shall not be responsible to Seller, for any federal, state or local taxes based upon or measured by net income or gains from the sale, transfer and assignment of the Purchased Assets from Seller to Purchaser.

(d)                                 Lockbox Account Documents.  If the Services Agreement is terminated for any reason, Seller covenants and agrees that it shall take all necessary action to cause the Purchaser to be released and relieved from any obligations under the Lockbox Account Documents arising after the date that the Services Agreement is terminated.

6.                                      REPURCHASE AND INDEMNITY

(a)                                  Mandatory Repurchase.

(i)                                     In the event of a Loss related to a Purchased Asset, arising from or directly related to a breach by Seller of any of its representations or warranties set forth in the Operative Documents, Seller will, within ten (10) Business Days after receipt of notice of such Loss (such notice to contain in reasonable detail a description of such Loss and the relationship to such underlying breach), without first requiring Purchaser to proceed against any Account Party or any other Person for any security, repurchase the Purchased Asset directly affected thereby and pay Purchaser in cash an amount equal to the net present value of all unpaid remaining scheduled Payments with respect to such Purchased Asset discounted at a per annum rate of 8.28%.  Upon receipt of such payment by Seller, Purchaser shall reassign the Purchased Asset, without recourse against or warranty by Purchaser, and shall promptly deliver a release regarding such Purchased Asset to Seller.

(ii)                                  If any Equipment is not insured as contemplated by the Account Documents and Seller is collecting additional amounts from an Account Party instead of requiring the Account Party to effect such insurance, upon any casualty loss with respect to such Equipment, Seller will repurchase the Purchased Asset directly affected thereby and pay Purchaser in cash an amount equal to the net present value of all unpaid remaining scheduled Payments with respect to such Purchased Asset discounted at a per annum rate of 8.28%.  Upon receipt of such payment by Seller, Purchaser shall reassign the Purchased Asset, without recourse against or warranty by Purchaser, and shall promptly deliver a release regarding such Purchased Asset to Seller.

(b)                                 Indemnification.  Seller shall indemnify and save harmless Purchaser, its successors and assigns from and against any and all suits, claims, counterclaims, Losses or liabilities of any kind that Purchaser shall suffer as a result of: (i) any negligence of Seller, or of any agent or employee of Seller; (ii) any breach by Seller of any warranty, representation, covenant or agreement contained in an Operative Documents (including, without limitation, the covenant in Section 5(d)), or in any Account Document not fully covered under Section 6(a)(i) above; (iii) any Loss, liability, demand or cause of action and any expense incidental to the defense thereof by Purchaser from the use, possession, operation or installation of any Equipment; (iv) any Loss, liability, demand or cause of action and any expense incidental to the defense thereof arising out of the Lockbox Account Documents or arising out of any payments by Account Parties as compensation in lieu of insurance required to be maintained pursuant to the Account Documents; and (v) any Taxes (including, without limitation, any sales tax, use tax, excise tax, personal property tax, assessments and ad valorem tax) and any governmental charges, fees, fines or penalties whatsoever, levied against any Payment for any periods prior to the date hereof and not paid by the respective Account Party or Seller and including any Taxes arising on the purchase and sale contemplated hereunder; provided, however, that, except for any indemnity sought pursuant to clause (ii) above as to which this proviso shall not apply, notwithstanding any term or provision hereof to the contrary, Seller shall be under no obligation to indemnify or save harmless Purchaser, its successors or assigns, from or against any suits, claims, counterclaims, Losses or liabilities of any kind that Purchaser shall suffer (w) with respect to servicing of the Purchased Assets, with respect to any period after Seller is no longer Initial Servicer under the Services Agreement, (x) solely to the extent arising from or directly related to any such indemnified Person’s negligence or willful misconduct, (y) solely to the extent the same constitutes directly or indirectly recourse for uncollectible or uncollected Payments, or (z) to the extent resulting from any Event of Bankruptcy of any Account Party, or the unexcused failure of any Account Party to perform in accordance with the terms of the applicable Account Documents.

(c)                                  Survival.  The rights and obligations of Seller under this Article 6 shall survive the execution of this Agreement, consummation of the purchase and sale contemplated hereunder, any Payment or any repurchase by Seller of any Purchased Asset.

7.                                      MISCELLANEOUS

(a)                                  Recording and Other Fees.  Seller agrees to pay all recording fees, assessments or other statutory fees necessary to perfect Purchaser’s interests in the Purchased Assets and Equipment purchased hereunder or in consummating the transactions contemplated hereby.

(b)                                 Successors and Assigns.  Seller may not assign all or any of its rights or delegate all or any of its duties hereunder.  Purchaser may assign its rights under the Operative Documents to a Permitted Assignee without affecting Seller’s duties and obligations under the Operative Documents, including, without limitation, any indemnification and recourse obligations of Seller under the Operative Documents.

(c)                                  Payments; Calculations.

(i)                                     Each payment to be made hereunder by Seller shall be made on the required payment date in lawful money of the United States and in immediately available or same day funds.

(ii)                                  Any calculation of interest made under this Agreement shall be determined on the basis of a year of 360 days, actual days elapsed.

(iii)                               If Seller fails to pay any amount that may become due to Purchaser hereunder on its due date, then (x) interest shall accrue thereon from the due date until paid in full at a rate equal to 18% per annum, and (y) Seller shall reimburse Purchaser upon demand for any and all collection costs (including, without limitation, reasonable attorneys’ fees) incurred by Purchaser.

(d)                                 Waivers.  No failure or delay on the part of Seller or Purchaser in exercising any power, right or remedy under this Agreement or, in the case of Purchaser, any assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

(e)                                  Notices; Publicity.

(i)                                     All communications and notices pursuant hereto, to any party shall be in writing and addressed or delivered to it at its address shown in the opening portion of this Agreement, or at such other address as may be designated by it by notice to the other party and shall be effective when received.

(ii)                                  There shall be no press release or public announcement with respect to this Agreement or the transactions contemplated hereby without both Seller’s and Purchaser’s prior written consent.

(f)                                    Deliveries to Purchaser.  All terms and amounts to be delivered, remitted or otherwise furnished by Seller to Purchaser pursuant hereto or in connection herewith shall, except as otherwise provided for herein, be delivered, remitted or furnished to Purchaser at its office at 20225 Watertower Blvd., Suite 300, Brookfield, Wisconsin  53045, or at such other place as may be designated in writing by Purchaser.

(g)                                 Merger and Integration; Amendments, Etc.  This Agreement, the Services Agreement and the other agreements and instruments delivered hereunder set forth the entire understanding of the parties relating to the subject matter hereof, and all other and/or prior understandings, written or oral, are hereby superseded.  This Agreement and the Other Operative

Documents may not be modified, amended, waived, terminated or supplemented except in accordance with its express terms and in writing executed by Seller and Purchaser.

(h)                                 Headings and Cross-References.  The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References to any Section are to such Section of this Agreement.

(i)                                     Governing Law.  This Agreement shall be governed by the internal substantive laws of the State of New York (excluding its choice of law provisions).

(j)                                     Counterparts.  This Agreement may be signed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original and all of which shall be taken together as one and the same agreement.

(k)                                  Severability.  If any provision hereby is void or unenforceable in any jurisdiction, such voidness or unenforceability shall not affect the validity or enforceability of (i) such provision in any other jurisdiction or (ii) any other provision herein in such or any other jurisdiction.

(l)                                     Survival of Duties, Warranties and Representations.  Each party hereto covenants that its respective duties, warranties and representations set forth in this Agreement, and in any document delivered or to be delivered in connection herewith, shall survive the execution of this Agreement and the closing of the transactions contemplated hereunder.

(m)                               Jury Trial Waivers.  SELLER AND PURCHASER EACH HEREBY UNCONDITIONALLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THE OPERATIVE DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER THEREOF, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN SELLER AND PURCHASER.  The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law statutory claims) . THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE OPERATIVE DOCUMENTS OR ANY RELATED DOCUMENTS.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(n)                                 Security Interest.  The parties hereto intend that the transactions contemplated herein shall constitute a purchase and sale of the Purchased Assets.  If, notwithstanding the foregoing, a court of competent jurisdiction were to hold that the purchase of the Purchased Assets hereunder does not constitute a valid sale or transfer of the Purchased Assets as set forth above, but instead constitutes a loan in the amount of the Purchase Price or otherwise, then this Agreement shall be deemed a present grant of a security interest (within the meaning of the UCC) in favor of Purchaser and all of Seller’s right, title and interest in and to the Purchased

Assets and the Equipment to secure such loan in the initial amount of the Purchase Price.  Seller hereby grants a first priority security interest to Purchaser in all of the Seller’s right, title and interest in and to the Purchased Assets and the Equipment, and this Agreement shall constitute a security agreement within the meaning of the UCC.

(o)                                 Confidentiality.

(i)                                     Purchaser agrees that, except as required by judicial order or governmental laws or regulations, Purchaser shall use the Confidential Information solely for the purpose of administering and enforcing the transactions contemplated in the Operative Documents and any document or instrument related thereto.  Purchaser agrees to hold the Confidential Information in confidence by security measures, devices and procedures equal to those used by it in securing its own confidential documents.  Purchaser further agrees that the Confidential Information shall be disclosed by it only to those of its Affiliates, and those directors, officers, employees and representatives, including attorneys, accountants and auditors, of Purchaser who need to know such Confidential Information for the purpose of administering and enforcing the transactions contemplated in the Operative Documents and any document or instrument related thereto.

(ii)                                  Seller agrees that it will not, and will instruct its representatives not to, disclose to any other Person any deal structuring or pricing information or strategies provided to it by Purchaser.

(p)                                 Regulation.  Seller and Purchaser acknowledge and agree that the sale and purchase of the Purchased Assets contemplated by this Agreement and the transactions contemplated  herein do not constitute a transaction for which a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is necessary or required.

(q)                                 Attorneys’ Fees.  Seller shall be responsible for the payment of its own and for the payment of Purchaser’s attorneys’ fees, expenses and any other pre-Purchase Date and post-Purchase Date costs incurred in connection with the negotiation, closing and consummation of the transactions contemplated by the Operative Documents and any other documents executed in connection therewith.  Purchaser’s attorneys’ fees, expenses and other pre-Purchase Date and post-Purchase Date costs are estimated to be $100,000 and such amount shall be withheld from the Preliminary Purchase Price on the Purchase Date.  If such fees, expenses and costs of Purchaser are less than the amount withheld, Purchaser shall promptly refund to Seller any amounts remaining from the withheld funds.  If such fees, expenses and costs of Purchaser are more than the amount withheld, Seller shall promptly pay to Purchaser the excess over the amount withheld.

(r)                                    Tax Treatment.  Purchaser and Seller agree that they will treat the transactions contemplated by this Agreement as a sale for accounting and for Federal income tax purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized as of the day and year first above written.

HPSC, INC.		GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Rene Lefebvre	By:	/s/ Gordon Olivant
Title: CFO		Title: Managing Director

Signature Page to the Purchase Agreement